UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   December 7, 2004

The Manitowoc Company, Inc.

(Exact name of registrant as specified in its charter)

Wisconsin	1-11978	39-0448110
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2400 S. 44th Street, Manitowoc, Wisconsin 54221-0066
(Address of principal executive offices including zip code)

(920) 684-4410

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 7, 2004, The Manitowoc Company, Inc. entered into an Underwriting Agreement with UBS Securities LLC, Lehman Brothers Inc. and J.P. Morgan Securities Inc. as Managing Underwriters providing for the sale of shares of Manitowoc common stock in an underwritten public offering.

The Underwriting Agreement provides for the sale of 2,650,000 shares (plus an option exercisable by the underwriters for an additional 397,500 shares to cover over-allotments) at a per share price to the underwriters of $34.4375, and an initial per share public offering price by the underwriters of $36.25.  The offering and the Underwriting Agreement contemplate that approximately $67.7 million of the net proceeds of the offering will be used by Manitowoc to redeem 35% (or $61,250,000 million in face value) of Manitowoc’s 10½% Senior Subordinated Notes due 2012, at 110.5% of par (plus Manitowoc will pay accrued interest thereon) in accordance with the indenture under which the Notes were issued.  The Underwriting Agreement includes other terms and provisions of the type customary in agreements of this sort.  An affiliate of one of the underwriters is a lender under Manitowoc’s credit facility.

The offering is being made pursuant to Manitowoc’s Registration Statement on Form S-3 (File No. 333-88680) under the Securities Act of 1933.  That Registration Statement provides that Manitowoc may from time to time offer common stock (with attached common stock purchase rights) and debt securities with an aggregate public offering price of up to $750 million.  Of that amount, Manitowoc previously issued $175 million in senior notes.

Item 9.01 Financial Statements and Exhibits

(c)               Exhibits

10.1       Underwriting Agreement dated December 7, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE MANITOWOC COMPANY, INC.
(Registrant)

DATE: December 7, 2004	/s/ Carl J. Laurino
Carl J. Laurino
Senior Vice President & Chief Financial Officer

THE MANITOWOC COMPANY, INC.

EXHIBIT INDEX

TO

FORM 8-K CURRENT REPORT

Dated as of December 7, 2004

Exhibit No.	Description	Filed Herewith

10.1	Underwriting Agreement dated December 7, 2004	X